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Exhibit 21.1

List of Subsidiaries of the Company

Real Media, Inc.

24/7 Canada, Inc.

24/7 Media Canada Holding Company

24/7 Website Results, Inc.

Real Media Europe Holding S.A.

Real Media SARL

Real Media Deutschland GmbH

Real Media Spain S.A.

Real Media Scandinavia AB

Real Media Technology S.A.

Real Media Holding (UK) Ltd.

Real Media (UK) Ltd.

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  Exhibit 21.1
List of Subsidiaries of the Company